Exhibit 99.1

Century Reports First Quarter 2013 Results
MONTEREY, CA -- 04/25/13 -- Century Aluminum Company (NASDAQ: CENX) reported net income of $8.3 million ($0.09 per basic and diluted common share) for the first quarter of 2013. Financial results were positively impacted by a litigation reserve adjustment of $2.2 million and an unrealized gain of $15.7 million related to a LME-based contingent obligation. Results were negatively impacted by severance and other expenses of $2.2 million related to our corporate headquarters relocation. Cost of sales for the quarter included a $5.8 million charge for lower of cost or market inventory adjustments.
For the first quarter of 2012, Century reported a net loss of $4.4 million ($0.05 per basic and diluted common share). Financial results were negatively impacted by an unrealized loss on forward contracts of $5.0 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included a $17.1 million benefit for lower of cost or market inventory adjustments.
Sales for the first quarter of 2013 were $321.3 million, compared with $326.2 million for the first quarter of 2012. Shipments of primary aluminum for the 2013 first quarter were 158,776 tonnes, compared with 159,967 tonnes shipped in the year-ago quarter.
“Market volatility has increased due to a number of factors,” commented Michael Bless, President and Chief Executive Officer. “Economic data from China have been mixed, with underlying industrial and consumer activity growing at a reasonable, but slower pace. Growth in other developing economies has also slowed and conditions in the Eurozone remain difficult. In the U.S., end markets remain generally strong. Overall, we continue to expect medium and longer-term global trends to be favorable, and are thus executing our strategic plans. We are, however, working to preserve considerable flexibility in the present uncertain environment.”
Mr. Bless continued, “We continue to discuss with Hawesville's electric power provider an arrangement for supply after the termination of the existing contract in August. Given that we have yet to reach an agreement, we recently deemed it necessary to issue a termination notice to the plant's largest customer and notifications under the WARN Act to our employees. We remain optimistic that a solution exists that would support the plant's continued operation and would have, at worst, no impact on any other rate payer in Kentucky. I am proud of our people who have remained dedicated to operating the plant safely and productively during a time of uncertainty. Their efforts, coupled with a market-based power price, will provide the basis for Hawesville to operate for many years to come.
“We are pushing forward on our other key initiatives,” concluded Mr. Bless. “The restart of Ravenswood remains a priority, and we are in discussions with the power provider and other key constituencies aimed at finding a suitable arrangement. For Grundartangi, we are working hard on the two key investment projects, aimed at expanding the plant's capacity and restarting the recently acquired anode plant in the Netherlands. Discussions with the current power suppliers for the new plant at Helguvik have continued, albeit at a slow pace. We are hopeful that a new government, expected as a result of the national elections in Iceland at the end of April, will provide the support necessary to allow a restart of major construction activity; an adequate supply of power and a guarantee of the necessary transmission capacity are the only impediments to a full restart of this attractive project.”
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California. More information can be found at www.centuryaluminum.com.
Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Cautionary Statement
This press release and comments made by Century management on the quarterly conference call contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories; market volatility and growth in developing economies; variations in sales and consumer demand for aluminum; and our ability to secure competitive long-term power arrangements for our facilities. Forward-looking statements in this press release include, without limitation, statements regarding global economic and financial trends; our ability to successfully access wholesale or market-based power for our Hawesville smelter and achieve an attractive long-term power solution for the plant; our ability to obtain a power arrangement that enables a restart of our Ravenswood smelter; our ability to successfully execute our key investment projects for Grundartangi; and our ability to restart major construction activity at Helguvik and procure a reliable source of power. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Contacts

Mike Dildine (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended March 31,
	2013	2012
NET SALES:
Third-party customers	$188,514	$188,839
Related parties	132,760	137,351
	321,274	326,190
Cost of goods sold	303,692	305,598
Gross profit	17,582	20,592
Other operating expenses – net	1,096	3,721
Selling, general and administrative expenses	16,299	8,459
Operating income	187	8,412
Interest expense - third party - net	(5,945)	(5,840)
Interest income – related parties	—	60
Net gain (loss) on forward and derivative contracts	15,507	(5,159)
Other income - net	70	306
Income (loss) before income taxes and equity in earnings of joint ventures	9,819	(2,221)
Income tax expense	(2,517)	(2,821)
Income (loss) before equity in earnings of joint ventures	7,302	(5,042)
Equity in earnings of joint ventures	951	641
Net income (loss)	$8,253	$(4,401)
Net income (loss) allocated to common shareholders	$7,567	$(4,401)
EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.09	$(0.05)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,555	88,727
Diluted	89,020	88,727

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$195,471	$183,976
Restricted cash	258	258
Accounts receivable — net	52,312	50,667
Due from affiliates	43,561	37,870
Inventories	156,815	159,925
Prepaid and other current assets	41,163	34,975
Deferred taxes - current portion	19,726	19,726
Total current assets	509,306	487,397
Property, plant and equipment — net	1,180,770	1,188,214
Other assets	101,039	100,715
TOTAL	$1,791,115	$1,776,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$75,796	$75,370
Due to affiliates	50,210	39,737
Accrued and other current liabilities	49,001	40,099
Accrued employee benefits costs — current portion	18,668	18,683
Industrial revenue bonds	7,815	7,815
Total current liabilities	201,490	181,704
Senior notes payable	250,861	250,582
Accrued pension benefits costs — less current portion	67,322	67,878
Accrued postretirement benefits costs — less current portion	143,794	143,105
Other liabilities	25,278	40,162
Deferred taxes	110,361	110,252
Total noncurrent liabilities	597,616	611,979

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,084 and 80,283 issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,382,730 issued and 88,596,209 outstanding at March 31, 2013; 93,335,158 issued and 88,548,637 outstanding at December 31, 2012)	934	933
Additional paid-in capital	2,507,671	2,507,454
Treasury stock, at cost	(49,924)	(49,924)
Accumulated other comprehensive loss	(150,297)	(151,192)
Accumulated deficit	(1,316,376)	(1,324,629)
Total shareholders’ equity	992,009	982,643
TOTAL	$1,791,115	$1,776,326

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,253	$(4,401)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net (gain) loss on forward contracts	(141)	4,955
Unrealized gain on E.ON contingent obligation	(15,722)	—
Accrued and other plant curtailment costs — net	1,154	1,374
Lower of cost or market inventory adjustment	5,838	(17,051)
Depreciation	15,688	15,652
Debt discount amortization	279	256
Pension and other postretirement benefits	1,443	(1,138)
Stock-based compensation	217	145
Undistributed earnings of joint ventures	(951)	(641)
Change in operating assets and liabilities:
Accounts receivable — net	(1,998)	(2,884)
Due from affiliates	(5,691)	(249)
Inventories	(2,728)	18,710
Prepaid and other current assets	(6,072)	(5,366)
Accounts payable, trade	2,264	(11,442)
Due to affiliates	10,472	(360)
Accrued and other current liabilities	7,538	7,003
Other — net	2,558	335
Net cash provided by operating activities	22,401	4,898
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(9,364)	(2,899)
Nordural expansion — Helguvik	(1,745)	(1,946)
Purchase of carbon anode assets and improvements	(150)	—
Investments in and advances to joint ventures	—	(100)
Dividends and payments received on advances from joint ventures	—	3,166
Proceeds from the sale of property, plant and equipment	353	58
Net cash used in investing activities	(10,906)	(1,721)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	—	18,076
Repayments under revolving credit facility	—	(18,076)
Repurchase of common stock	—	(4,033)
Net cash used in financing activities	—	(4,033)
CHANGE IN CASH AND CASH EQUIVALENTS	11,495	(856)
Cash and cash equivalents, beginning of the period	183,976	183,401
Cash and cash equivalents, end of the period	$195,471	$182,545

CENTURY ALUMINUM COMPANY
SELECTED OPERATING DATA
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2013
1st Quarter	93,472	206,070	1.06	65,304	143,971	103,973

2012
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416

(1) Does not include Toll shipments from Nordural Grundartangi